Exhibit 99.1

Virgin Galactic Announces Changes to Board of Directors

Virgin Group Executive Evan Lovell Appointed Chair of the Board of Directors

Former U.S. Secretary of the Navy Raymond Mabus, Jr. to Join Board as Lead Independent Director

Former Global Investment Manager Diana Strandberg to Join as New Director

Board Members Bring Strong Mix of Expertise, Industry Experience and Diverse Perspectives

TUSTIN, Calif. – April 25, 2023 – Virgin Galactic Holdings, Inc. (NYSE: SPCE) (the “Company” or “Virgin Galactic”) today announced several changes to Virgin Galactic’s Board of Directors including the appointment of two new directors. The Company also announced that Virgin Group’s Chief Investment Officer, Evan Lovell, has been appointed Chair of the Board of Directors, effective April 21. Lovell has served as the Company’s interim chair since February 2022 and as a member of the Company’s Board since October 2019. He is a seasoned private equity investor and operator, having invested and participated in global private equity and M&A over the past 20 years.

The Company also appointed two new directors: Raymond Mabus, Jr. and Diana Strandberg, with Mabus serving as Virgin Galactic’s Lead Independent Director. Mabus brings extensive public sector experience to the role having served as U.S. Secretary of the Navy from 2009 to 2017 and as the Governor of Mississippi. Strandberg recently retired from a distinguished career at global investment manager, Dodge & Cox, most recently holding the role of Senior Vice President and Director, International Equity and as an Executive Board Member.

Michael Colglazier, Chief Executive Officer of Virgin Galactic said: “We are thrilled to have Evan appointed as our Chair of the Board and to welcome Ray and Diana as new Board members. Evan has been an important member of our board for many years, and his experience with the Virgin Group will continue to be a strong asset going forward. Ray and Diana’s dynamic and complementary expertise in capital markets, international business and government will greatly benefit Virgin Galactic as we launch and grow our global commercial spaceline.”

Lovell said: “I am honored to be appointed as Board Chair at such an exciting time for Virgin Galactic. With the launch of commercial service, we are poised for great things, and it’s a privilege to serve in this role alongside my fellow directors as we embark on a new, growth-oriented chapter.”

Additionally, on April 21, 2023, directors Adam Bain and George Mattson notified the Board that they plan to retire from the Board at the end of their current terms and will not stand for re-election at the Company’s Annual Shareholder Meeting.

Colglazier said: “Adam and George have been deeply committed and highly valued members of our Board for many years. The business is stronger for their thoughtful counsel and expertise through key milestones, including the Company’s public listing and the development of our growth strategy and roadmap. We thank them for their excellent service and wish them all the best.”

About Evan Lovell

Mr. Lovell, 53, has served as Chair of the Company’s Board of Directors since April 2023 (after serving as Interim Chair since February 2022) and has served on the Board of Directors since October 2019. Mr. Lovell has been a Partner of Virgin Group Holdings Limited and its affiliates (collectively, the “Virgin Group”) since October 2012 and is responsible for managing the Virgin Group’s investment team globally. Mr. Lovell has served as a director of 23andMe Holding Co. since June 2021. Mr. Lovell has served as a director of Virgin Orbit Holdings, Inc. since March 2017 and has served as its chairman since December 2021. Mr. Lovell currently serves as a member of the board of directors for a number of Virgin Group portfolio companies, including BMR Energy Ltd., V Cruises US, LLC, Virgin Cruises Intermediate Limited, Virgin Cruises Limited, Vieco 10 Limited, Virgin Hotels, LLC, Virgin Sport Group Limited, Virgin Sport Management USA, Inc. and VO Holdings, Inc. From December 2008 to June 2019, Mr. Lovell was a member of the board of directors of AquaVenture Holdings Limited, and from April 2013 to December 2016 was a member of the board of directors of Virgin America Inc. From September 1997 to October 2007, Mr. Lovell served as an investment professional at TPG Capital, where he also served on the board of a number of TPG portfolio companies. Mr. Lovell holds a bachelor’s degree in Political Science from the University of Vermont.

About Raymond Mabus, Jr.

Mr. Mabus, 74, served as the 75th United States Secretary of the Navy from 2009 to 2017. Mr. Mabus was the United States Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the 60th Governor of Mississippi from 1988 to 1992, and Auditor of the State of Mississippi from 1984 to 1988. Mr. Mabus is currently CEO of The Mabus Group, a consulting company which he founded in 2017, and Vice Chair of InStride, a public benefit company. Mr. Mabus has served on the board of Hilton Worldwide Holdings, Inc. since 2017. Mr. Mabus also serves on the board of World Central Kitchen and the Environmental Defense Fund. Mr. Mabus served as chairman of Kadem Sustainable Impact Corp. from 2017 to March 2023. Mr. Mabus served as a director of Dana Incorporated until April 2022. Mr. Mabus previously served as Chairman of Foamex International from 2003 to 2007 and as Chief Executive Officer from 2006 to 2007. Mr. Mabus holds a Bachelor of Arts degree in English & Political Science from the University of Mississippi, Oxford, a Master of Arts degree in Political Science from Johns Hopkins University, and a Juris Doctor degree from Harvard Law School.

About Diana Strandberg

Ms. Strandberg, 63, retired at year-end 2022 from Dodge & Cox, a privately owned investment manager serving individuals and institutions globally, where she held several positions since joining in 1988, including most recently serving as Senior Vice President & Director, International Equity and as an Executive Board Member, both from 2011 to 2022. Previously, Ms. Strandberg was an Equity Research Analyst at First Boston Corporation. Ms. Strandberg serves on the Advisory Board of the Smithsonian Institution, on the board of the UC Berkeley Endowment Management Company, and on the National Board of Summer Search, a youth mentoring organization. Ms. Strandberg holds a Bachelor of Arts degree in Economics from the University of California, Berkeley, and a Master of Business Administration degree from Harvard Business School.

About Virgin Galactic Holdings

Virgin Galactic is an aerospace and space travel company, pioneering human spaceflight for private individuals and researchers with its advanced air and space vehicles. It is developing a spaceflight system designed to connect the world to the love, wonder and awe created by space travel and to offer customers a transformative experience. You can find more information at https://www.virgingalactic.com/

For media inquiries:

Aleanna Crane - Vice President Communications

Virgingalacticpress@virgingalactic.com

575-800-4422

For investor inquiries:

Eric Cerny - Vice President Investor Relations

vg-ir@virgingalactic.com

949-774-7637